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AMVESTORS FINANCIAL CORPORATION AND SUBSIDIARIES                EXHIBIT 11
       CALCULATION OF EARNINGS (LOSS) PER SHARE
                               (000's Omitted, except per share data)

                                           For the Six Months Ended        For the Quarter Ended
                                                  June 30,                       June 30,
                                            1996               1995          1996             1995
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CALCULATION OF PRIMARY EARNINGS
  PER SHARE

  Earnings for primary earnings
   per share..........................       $    9,690       7,087          2,269        3,571
  Average number of shares
   outstanding........................           11,506      10,063         12,838       10,073

  Dilutive effect of stock options
   and warrants after application
    of treasury stock method........                580         221            736          248

  Average number of common shares
   and common equivalents
    outstanding.........................        12,086      10,284          13,574       10,321
  Primary earnings per share................  $    .80         .69             .17          .35

CALCULATION OF FULLY DILUTED
  EARNINGS PER SHARE

  Earnings for fully diluted
   earnings per share...............          $  9,690       7,087           2,269        3,571

  Shares used in calculating
   primary earnings per share..........         12,086     10,284           13,574       10,321

  Additional dilutive effect of
   stock options and warrants after
    application of treasury stock
     method........................               187          85               97           60
  Average number of common shares
   outstanding on a fully diluted
    basis................................      12,273     10,369            13,671       10,381

Fully diluted earnings per share.......      $    .79        .68               .17          .34
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